UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported):  October 22, 2009

WATERPURE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Florida	333-135783	20-3217152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Plymouth Road, Suite 310, Plymouth Meeting, PA 19462
(Address of principal executive offices)

Registrant’s telephone number, including area code: (954) 728-2405

Copy of correspondence to:

James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On October 22, 2009, WaterPure International Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Mayim Tahor, LLC (“Mayim”) providing for the sale by the Company to Mahin of up to 100 shares of the Company’s series A convertible preferred stock (the “Series A Preferred Stock”) at a price of $2,500 per share of Series A Preferred Stock.  Mayim purchased 30 shares of Series A Preferred Stock on October 22, 2009 for $75,000.  The Company has the right to require Mayim to purchase up to an additional 70 shares of Series A Preferred Stock at any time at a price of $2,500 per share, with a maximum of 20 shares of Series A Preferred Stock per put notice from the Company to Mayim.

Each share of Series A Preferred Stock has a stated value of $2,500 (the “Stated Value”), is entitled to a cumulative dividend of six percent (6%) of the Stated Value per annum, payable semi-annually.  In addition, each share of Series A Preferred Stock is entitled to receive a royalty payment of $0.16 for each atmospheric water generator sold by the Company.

Mayim may convert, at any time, shares of Series A Preferred Stock into the number of shares of common stock of the Company (the “Common Stock”) obtained by dividing the Stated Value by the Conversion Price then in effect.  The conversion price is $0.01, subject to adjustment (the “Conversion Price”).

Item 3.02                      Unregistered Sales of Equity Securities.

See Item 1.01 above for a description of the transactions pursuant to which the Company sold shares of Series A Preferred Stock. All securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"), and/or Section 4(2) of the Act.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits.

Exhibit Number	Description
4.1	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock

10.1	Securities Purchase Agreement, dated as of October 22, 2009, by and between WaterPure International Inc. and Mayim Tahor, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERPURE INTERNATIONAL, INC.

Dated: October 29, 2009	BY:	/s/ PAUL S. LIPSCHUTZ
Paul S. Lipschutz Chief Executive Officer